                                                                    EXHIBIT 11.1

                   IXC COMMUNICATIONS, INC. AND SUBSIDIARIES

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

     FOR THE THREE MONTH AND SIX MONTH PERIODS ENDED JUNE 30, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                      THREE MONTHS ENDED       SIX MONTHS ENDED
                                                           JUNE 30,                JUNE 30,
                                                      -------------------     -------------------
                                                        1997       1996         1997       1996
                                                      --------   --------     --------   --------
EARNINGS
  Net income (loss).................................  $(28,810)  $(12,067)    $(48,688)  $(23,766)
     Less: Dividends applicable to preferred
       stock........................................    (2,288)      (432)      (2,758)      (865)
                                                      --------   --------     --------   --------
  Net income (loss) applicable to common
     stockholders...................................  $(31,098)   (12,499)    $(51,446)  $(24,631)
                                                      ========   ========     ========   ========
PRIMARY
  Weighted average number of shares outstanding.....    30,799     24,335       30,799     24,335
  Add: Effect, for periods including and prior to
     the initial public offering (IPO), of common
     stock options issued within one year of the
     IPO............................................        --        833           --        833
  Less: Assumed repurchase of shares under the
     treasury stock method..........................        --       (157)          --       (157)
                                                      --------   --------     --------   --------
  Number of shares used to compute earnings (loss)
     applicable to common shareholders..............    30,799     25,011       30,799     25,011
                                                      ========   ========     ========   ========
FULLY DILUTED
  Weighted average number of shares outstanding.....    30,799     24,335       30,799     24,335
  Add: Effect, for periods including and prior to
     the IPO, of common stock options issued within
     one year of the IPO............................        --        833           --        833
  Less: Assumed repurchase of shares under the
     treasury stock method..........................        --       (157)          --       (157)
                                                      --------   --------     --------   --------
  Number of shares used to compute earnings (loss)
     applicable to common shareholders..............    30,799     25,011       30,799     25,011
                                                      ========   ========     ========   ========
  PRIMARY LOSS PER COMMON AND COMMON EQUIVALENT
     SHARE..........................................  $  (1.01)     (0.50)    $  (1.67)  $  (0.99)
                                                      ========   ========     ========   ========
  FULLY DILUTED LOSS PER COMMON AND COMMON
     EQUIVALENT SHARE...............................  $  (1.01)  $  (0.50)    $  (1.67)  $  (0.99)
                                                      ========   ========     ========   ========